Exhibit 10.1

PREFERRED MEMBERSHIP UNIT
PURCHASE AGREEMENT

THIS PREFERRED MEMBERSHIP UNIT PURCHASE AGREEMENT ("Agreement") is made as of March 31, 2020, by and between Lincolnway Energy, LLC, an Iowa limited liability company (the “Company”) and HALE, LLC, an Iowa limited liability company (the “Investor”) (collectively the "Parties").

SECTION 1
Purchase and Sale of Membership Units

1.1        Sale and Issuance of Class A Units.   In accordance with and subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing, and the Company agrees to sell, issue, and deliver to Investor at the Closing, 42,049 units of a newly designated class of preferred “A” membership units in the Company, with such rights and preferences as shall be described under the Fourth Amended and Restated Operating Agreement of the Company (the "Restated Operating Agreement") attached hereto as Exhibit A (the "Class A Units") at a per unit purchase price equal to One Hundred Eighteen and 91/100 Dollars ($118.91) (the “Per Unit Price”), for a total purchase price of $5,000,000.00.

1.2         Closing.

(a)    The consummation of the transactions contemplated by this Agreement shall occur remotely via the exchange of documents and signatures at such time and place upon which the Company and the Investor shall agree following the satisfaction (or waiver) of all other conditions set forth in Sections 4 and 5 of this Agreement (the “Closing”).

(b)    At the Closing, the Company shall deliver to the Investor a certificate representing the Class A Units, and the Parties shall execute and deliver the Restated Operating Agreement.  (This Agreement, the Restated Operating Agreement, and all other agreements, instruments, or documents entered into in connection with this Agreement are collectively referred to herein as the “Transaction Documents”).

SECTION 2
Representations and Warranties of the Company

The Company hereby represents and warrants to the Investor that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be representations and warranties as if made hereunder, the following representations are true and complete as of the date of the Closing.

2.1         Organization, Good Standing and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite power and authority to carry on its business as now conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction that requires such qualification.

2.2         Capitalization.

(a)          Immediately following Closing, the outstanding membership interests of the Company will be owned by the members and in the numbers specified on Appendix A to the Restated Operating Agreement.

(b)         There are no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from Company including, without limitation, any securities convertible into or exchangeable or exercisable for membership interests, except for the rights expressly provided in this Agreement and in the Restated Operating Agreement.

2.3        Subsidiaries.  The Company does not presently own or control, directly or indirectly, any interest in any other corporation, limited liability company, or other business entity.  Except as set forth on Schedule 2.3, the Company is not a participant in any joint venture, partnership, or similar arrangement.

2.4         Authorization. All corporate action on the part of the Company, and its directors and members, necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale and delivery of the Class A Units, has been taken or will be taken prior to the Closing.   This Agreement has been duly executed and delivered by the Company and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.  Each Transaction Document executed by the Company as of the date hereof has been, and each Transaction to be executed by the Company will be upon execution, duly executed and delivered by the Company and each such Transaction Document is, or upon execution will be, a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

2.5         Valid Issuance of Class A Units. The Class A Units, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws.

2.6        Governmental Consents. No consent, approval, permit, order, or authorization of, or registration, qualification, designation, declaration or filing with, any governmental agency or authority on the part of the Company is required in connection with the execution and delivery of this Agreement or any other Transaction Documents and the consummation of the transactions contemplated by this Agreement.

2.7         Offering. The offer, sale and issuance of the Class A Units as contemplated by this Agreement is exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.8         Litigation.  There is no lawsuit, claim, action, proceeding or investigation (“Litigation”) pending or, to the Company’s Knowledge, threatened by or against the Company that (a) questions the validity of the Transaction Documents, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or (b) could reasonably be expected to result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise.  To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to or serve as a basis for the commencement of any such Litigation.   A description of material Litigation which, as of the date of this Agreement, is currently pending or threatened in writing against or affecting the Company is set forth in Schedule 2.8.

2.9        Compliance with Laws or Orders. Except as set forth in Schedule 2.9, the Company is not a party to, subject of, or bound by any order, decision, injunction, writ, award, judgment, subpoena, verdict or decree entered, issued, made or rendered by any governmental agency or authority (an “Order”).  To the Company’s Knowledge, the Company is in compliance in all material respects with all applicable federal, state, local, and other laws, statutes, regulations, ordinances or other legal requirements (“Laws”).  To the Company’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in a violation of or failure to comply with any term or requirement of any Laws or Orders.

2.10       Compliance With Other Instruments.  Except as disclosed on Schedule 2.10, the Company is not in violation or default in any material respect of any provision of its Certificate of Organization, Operating Agreement, or other governing documents, or in any material respect of any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, order, writ, or decree to which it is a party or by which it is bound. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

2.11       Permits. The Company owns, holds or possesses all qualifications, registrations, filings, franchises, licenses, permits, and similar authorizations or approvals of any governmental authority or agency (“Permits”) that are necessary to entitle the Company to own, operate, and conduct its business as currently conducted and in accordance with all applicable statutes, laws, regulations, or other legal requirements.  The Company has fulfilled and performed their respective obligations under each of the Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which might adversely affect the rights of the Company under any such Permit.  No written notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company.  Each of the Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing.

2.12      Environmental Compliance.  The Company is in compliance with all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants  (“Environmental Laws”).  The Company has obtained all Permits that are necessary or required under Environmental Laws in connection with the operation of its business, and the Company is in material compliance with such Permits.  The Company has not received any currently applicable or pending notice, directive, violation report, order, or charge asserting any violation of any Environmental Law.

2.13       Title.  The Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all mortgages, liens, encumbrances or defects, except as disclosed on Schedule 2.13 or such that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property. To the Company’s Knowledge, the use and operation of its real property conforms to all applicable building, zoning, safety, and other laws, statutes, ordinances, rules, regulations, codes, licenses, Permits, and all other restrictions and conditions.  Any real property, facilities, or personal property held under lease by the Company are held under valid, subsisting, and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property by the Company.

2.14       Intellectual Property. Except as set forth on Schedule 2.14, the Company has sufficient title and ownership of or exclusive licenses to all trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights, processes, know-how, and trade secrets (collectively "Intellectual Property") necessary for its business without any conflict with or infringement of the rights of others.  Except as set forth on Schedule 2.14, the Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the Intellectual Property rights of any other person or entity.  The Company is in compliance in all material respects with the terms, conditions and obligations contained in any contracts or licenses conveying or granting the Company rights to use, modify, sell or license Intellectual Property.

2.15       SEC Documents; Financial Statements. Except as disclosed in Schedule 2.15, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (except as they have been properly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for routine correspondence, such as comment letters and notices of effectiveness in connection with previously filed registration statements or periodic reports publicly available on EDGAR, to the Company’s Knowledge, the Company is not presently the subject of any inquiry, investigation or action by the SEC.

2.16       Absence of Certain Changes.  Except as set forth on Schedule 2.16 and except for the transactions contemplated by and related to this Agreement, since December 31, 2019, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company.

2.17      Taxes.  The Company has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company has no Knowledge of the basis for any such claim.

2.18       Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the board of directors of the Company reasonably believes to be reasonable and customary for its business.  The Company has not been refused any insurance coverage sought or applied for and has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company.

2.19      Related Party Transactions.   Except as set forth on Schedule 2.19, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has an interest or is an officer, director, trustee or partner.

2.20       Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

2.21.      "Knowledge".  An individual will be deemed to have “Knowledge” of a particular fact or other matter if the individual is actually aware of that fact or matter or a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty in this Agreement.   The Company will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving or at any time has served as a director (manager) or officer of the Company (other than pursuant to the Management Services Agreement between the Company and Husker Ag, LLC dated January 15, 2020), has or at any time had Knowledge of that fact or other matter.

SECTION 3
Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company that:

3.1         Authorization. The Investor has full power and authority to enter into this Agreement and any agreements contemplated hereunder, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2        Organization, Good Standing and Qualification. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  The Investor is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

3.3         Purchase Entirely for Own Account. This Agreement is made with the Company in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Class A Units to be received by the Investor (collectively, the “Securities”) will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.4        Disclosure of Information. The Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Class A Units and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

3.5         Accredited Investor. The Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

3.6         Restricted Securities. The Investor understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein.  The Investor understands that the Securities are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Investor must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities or an exemption from such registration and qualification requirements is available.  The Investor acknowledges that the Company have no obligation to register or qualify the Securities for resale except as set forth in the Restated Operating Agreements.  The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company are under no obligation and may not be able to satisfy.

3.7         No Public Market.  The Investor understands that no public market now exists for the Securities, and that the Company have made no assurances that a public market will ever exist for the Securities.

3.8         Legends.  The Investor understands that the Securities may bear any one or more of the following legends:  (a) any legend set forth in, or required by, the other Transaction Documents; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate so legended; and (c) the following legend:

“THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

3.9         No “Bad Actors”.

(a)        Investor (including anyone that would beneficially own the Class A Units acquired by Investor) has not been convicted, within ten (10) years prior to the date of the Investor’s signature on this Agreement set forth below (the “Signing Date”), of any felony or misdemeanor: (A) in connection with the purchase or sale of any security; (B) involving the making of any false filing with the SEC; or (C) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

(b)         Investor (including anyone that would beneficially own the Class A Units acquired by Investor) is not subject to an order, judgment or decree of a court of competent jurisdiction, entered within five (5) years before the Signing Date: (A) that restrains or enjoins the Investor (including anyone that would beneficially own the Class A Units acquired by Investor) from engaging or continuing to engage in any conduct or practice in connection with the purchase or sale of any security; (B) involving the making of any false filing with the SEC; or (C) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

(c)          Investor (including anyone that would beneficially own the Class A Units acquired by Investor) is not subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; or the National Credit Union Administration that: (A) bars Investor (including anyone that would beneficially own the Class A Units acquired by Investor) from: (1) association with an entity regulated by such commission, authority, agency, or officer; (2) engaging in the business of securities, insurance or banking; or (3) engaging in savings association or credit union activities; or (B) constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten (10) years before the Signing Date.

(d)         Investor (including anyone that would beneficially own the Class A Units acquired by Investor) is not subject to an order of the SEC entered pursuant to Section 15(b) or 15B(c) of the 1934 Act, or Section 203(e) or (f) of the Investment Advisers Act of 1940, as amended, that: (A) suspends or revokes the Investor’s (including anyone that would beneficially own the Class A Units acquired by Investor) registration as a broker, dealer, municipal securities dealer or investment adviser; (B) places limitations on the activities, functions or operations of the Investor (including anyone that would beneficially own the Class A Units acquired by Investor); or (C) bars the Investor (including anyone that would beneficially own the Class A Units acquired by Investor) from being associated with any entity or from participating in the offering of any penny stock.

(e)          Investor (including anyone that would beneficially own the Class A Units acquired by Investor) has not been suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.

(f)          Investor (including anyone that would beneficially own the Class A Units acquired by Investor) has not filed, nor was named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that, within five (5) years of the Signing Date, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is presently the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued.

(g)         Investor (including anyone that would beneficially own the Class A Units acquired by Investor) is not subject to a United States Postal Service false representation order entered within five (5) years of the Signing Date, nor presently subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

SECTION 4
Conditions to the Investor's Obligations at Closing

The obligations of the Investor under Section 1 of this Agreement are subject to the fulfillment on or before Closing of each of the following conditions:

4.1         Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

4.2         Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing.

4.3         Compliance Certificate. The Company shall deliver to the Investor at Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4         Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the securities pursuant to this Agreement shall be duly obtained and effective as of Closing.

4.5        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.6        Directors.  Upon Closing, the directors (managers) of the Company shall consist of the seven (7) individuals set forth on Appendix A to the Restated Operating Agreement, four (4) of whom shall be appointed by the Investor as provided in the Restated Operating Agreement.  The Company shall deliver to the Investor at Closing a written resignation executed by each other individual currently serving as a Director.

4.7         Restated Operating Agreement. The Company and the Investor shall have entered into the Restated Operating Agreement in the form attached as Exhibit A.

4.8         Restated Management Agreement. The Company and Investor, or an affiliated entity, shall have entered into an Amended and Restated Management Services Agreement in the form attached as Exhibit B.

4.9         Insurance.  The Company shall have obtained from financially sound and reputable insurers directors and officers liability insurance in an amount of at least Five Million Dollars.

SECTION 5
Conditions of Company's Obligations at Closing

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before Closing of each of the following conditions by the Investor:

5.1         Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

5.2         Performance.  The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing.

5.3         Compliance Certificate. The Investor shall deliver to the Company at Closing a certificate stating that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.4         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the applicable Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

5.5         Restated Operating Agreement.  The Company and the Investor shall have entered into the Restated Operating Agreement in the form attached as Exhibit A.

5.6         Restated Management Agreement. The Company and Investor, or an affiliated entity, shall have entered into an Amended and Restated Management Services Agreement in the form attached as Exhibit B.

SECTION 6
Post-Closing Covenants of the Company and Investor

6.1.        Class B Unit Offering.

(a)         Within five business days following the Closing under this Agreement, the Company shall offer to each existing holder of Common Units (as defined in the Restated Operating Agreement) who meets the definition of an accredited investor (“Accredited Pre-Existing Members”) the right to purchase a proportional share of 21,024 Class B Units as defined in the Restated Operating Agreement (the “Class B Units”) at the Per Unit Price, for a total offering price of $2,500,000.00 (the “Class B Unit Offering”).  The Company covenants and agrees the Class B Unit Offering will be conducted in accordance with and in compliance with SEC Regulation D, Rule 506 and applicable state securities laws.  Any Class B Units not purchased by Accredited Pre-Existing Members as part of their initial proportional share of the Class B Unit Offering will be offered to Accredited Pre-Existing Members as a reallocated proportional share to those that elect purchase more than their proportional share.

(b)          The Class B Unit Offering shall close no later than May 1, 2020.  The Company shall provide written notice to Investor within five (5) days after the closing of the Member Offering of the number or Class B Units remaining, if any.  To the extent of any Class B Units not purchased by Accredited Pre-Existing Members under the Class B Unit Offering either as an initial proportional share or reallocated proportional share (the “Unsubscribed Units”), Investor shall purchase that number of additional Class A Units equal to the number of Unsubscribed Units in the Class B Unit Offering, at the Per Unit Price (the “Additional Class A Units”); provided that the representations and warranties of the Company contained in Section 2 of this Agreement shall be true and accurate on and as of the closing date of the purchase of the Additional Class A Units with the same effect as though such representations and warranties had been made on and as of such closing date and the Company shall have delivered to the Investor at such closing a certificate confirming such accuracy.  No fractional Class A or Class B Units will be sold.

6.2.        No “Bad Actor” Designees.  Investor, having the right to designate or participate in the designation of certain directors as specified in the Restated Operating Agreement, the form of which is attached as Exhibit A, hereby represents and warrants to the Company that, to Investor’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to Investor’s initial designees except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.  Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”.  Investor hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to Investor’s knowledge, is a Disqualified Designee and (B) that in the event Investor becomes aware that any individual previously designated by Investor is or has become a Disqualified Designee, Investor shall immediately take such actions as are necessary to remove such Disqualified Designee from the board of directors of the Company and designate a replacement designee who is not a Disqualified Designee

SECTION 7
Miscellaneous

7.1         Survival of Warranties. The warranties, representations and covenants of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and, except as otherwise set forth below, shall terminate and expire eighteen (18) months following the Closing.  Notwithstanding the foregoing, the representations and warranties set forth in Section 2.1 (Organization, Good Standing and Qualification), Section 2.2 (Capitalization), Section 2.3 (Subsidiaries), 2.4 (Authorization), 2.5 (Valid Issuance of Class A Units), and 2.17 (Taxes) shall survive the Closing indefinitely.  Investor acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Company, and Investor or an affiliate has been managing the Company pursuant to a Management Services Agreement since January 15, 2020, with designees of Investor or an affiliate serving as Company’s chief executive officer, and filling other operational roles for the Company, and in no event shall the Company have any liability to Investor with respect to a breach of representation, warranty or covenant under this Agreement to the extent that the Investor or its affiliate or any such designee knew of such breach as of the Closing date.

7.2         Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3         Governing Law. This Agreement shall be governed by and construed under the laws of the State of Iowa.

7.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6        Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during the recipient's normal business hours, and, if not sent during normal business hours, then on the recipient's next business day; (iii) five (5) days after having been sent by registered or certified mail, postage prepaid, or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification receipt.  All communications shall be sent to the respective party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

7.7         Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.8       Expenses.  The Company will pay the reasonable out of pocket expenses incurred by Investor, including not more than $100,000 of Investor's reasonable legal expenses (based on reasonable efforts in work performed and accompanied with detailed invoices), in connection with this Agreement.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any agreement contemplated hereunder, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9        Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

7.10       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.11       Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have executed this Class A Preferred Membership Unit Purchase Agreement as of the date first above written.

LINCOLNWAY ENERGY, LLC

By
Jeff Taylor, Chairman

Address:	59511 W. Lincoln Hwy Nevada, IA 50201

HALE, LLC

By:
Robert Brummels, President

Address:	54048 Highway 20 Plainview, NE 68769

Exhibit A

Fourth Amended and Restated Operating Agreement

Exhibit B

Amended and Restated Management Services Agreement

Exhibit C

Disclosure Schedule